UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/05/2009

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd. San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 5, 2009, Rackspace US, Inc., a subsidiary of Rackspace Hosting, Inc. ("Rackspace"), and Grizzly Ventures LLC, a subsidiary of DuPont Fabros Technology, Inc. entered into an agreement to lease 11,000 square feet of raised floor space in a data center facility located in Ashburn, Virginia (the "Lease"). The leased space will be provided with a maximum critical load power of 2.275 megawatts. The Lease provides for a commencement date at the earlier of one hundred eighty (180) days after the date of the Lease and the date on which Rackspace begins to conduct business at the site. The Lease has a term of 15 years from the commencement date and a total estimated financial obligation of approximately $75 to $80 million over the 15 year term, inclusive of base lease payments, power costs and Rackspace's pro-rata share of operating expenses. Rackspace has a one-time option to terminate the Lease after 10 years upon 12 months' prior notice and, upon the expiration of the 15 year term, Rackspace has the option to renew the Lease for two successive five year periods. Upon renewal of the Lease, the rent can be reviewed and adjusted to market level, as set out in the Lease.

In connection with the Lease, Rackspace Hosting, Inc. has guaranteed the performance of the Lease obligations of the tenant, Rackspace US, Inc.

On February 11, 2009, Rackspace Hosting, Inc. issued a press release announcing its entry into the Lease. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please refer to the description of the guarantee of the Lease obligations disclosed in Item 1.01 above.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
99.1 Press Release of Rackspace Hosting, Inc., dated February 11, 2009, announcing its entry into a data center lease with a subsidiary of Dupont Fabros Technology, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: February 11, 2009	By:	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Senior Vice President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of Rackspace Hosting, Inc., dated February 11, 2009, announcing its entry into a data center lease with a subsidiary of Dupont Fabros Technology, Inc.